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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 26, 2000 (except Note 14, as to which the date is February 14, 2000) in Amendment No. 4 the Registration Statement (Form S-1 No. 333-92545) and related Prospectus of Selectica, Inc. for the registration of 4,600,000 shares of its common stock.

Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                        /s/ ERNST & YOUNG LLP

San Jose, California
March 2, 2000